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                              XANTHIC  ENTERPRISES, INC.

                                  8833 SUNSET BLVD.
                                      SUITE 200
                               WEST HOLLYWOOD, CA 90069

                                    APRIL 22, 1997



Mr. Elliott Sassoon,  President
Norwest, S.A.
Rua Modesto Tavares de Lima - 108, 05507-010
Sao Paulo, Sao Paulo
Brazil

(Via Fax to 0115511- 211-3703)

Re: Letter of Intent--Acquisition of Shares of Norwest, S.A., a Brazilian Corp.

Dear Mr. Sassoon,

    The purpose of this letter is to express the intent of Xanthic Enterprises, Inc., a Colorado Corporation, to enter into a transaction with you as the sole shareholder of Norwest, S.A., a Brazilian corporation, on the general basis set forth herein. This letter of intent IS NOT a binding agreement and is not to be construed as such. Any further agreement on the part of Xanthic relating to this transaction will be the subject to a formal agreement to be executed in the near future. Any obligations of Xanthic will be the subject of such further agreement, if and when it is executed.

    We have agreed as follows:

    1. Norwest, S.A. is a duly organized and qualified corporation in Brazil and is authorized to conduct business anywhere in Brazil.

    2. Norwest is the owner of approximately 45,000 acres of land in the Amazonia area of Brazil. Said land contains tropical hardwoods. Said land and timber were appraised by a state appointed Brazilian appraiser in September of 1996 at $ 120,000,000.00. There are no liens or encumbrances on said property. Norwest owns equipment that will enable it to engage in harvesting and marketing timber from the Amazonia area of Brazil.

    3. Norwest has all necessary licenses and permits to allow tropical timber to be cut and exported to the international market. Norwest knows of no legal obstacle to carrying out the business of harvesting and exporting tropical hardwoods.


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    4.   The sole shareholder of Norwest is willing to exchange all of the issued and outstanding shares of Norwest for 20,000,000 restricted common shares of Xanthic and 10,000,000 shares of preferred stock with the characteristics set forth herein. The Preferred shares will not be able to vote and will not share in dividends. In a liquidation they will share equally with the common shares. The holders of the preferred shares may convert their shares into common on the basis of two shares of common for each one share of preferred. The holders of the preferred shares will have the right to convert the shares to common at any time after the Company has experienced 12 consecutive quarters of profitable operations as shown on the books and records of the Company and the audited financial statements thereof based on generally accepted methods of accounting consistently applied. The shareholder of Norwest understands that by reason of this exchange he will become the controlling shareholder of Xanthic.

    5. You have been advised that Xanthic is a corporation in good standing in Colorado and authorized to do business in the United States. You have been advised that Xanthic is a fully reporting company and has filed all reports that are due under the U.S. Securities Exchange Act of 1934.

    6. You acknowledge that you have received copies of the Form 10-K filed with the SEC for the calendar year ended December 31, 1996 including the audited financial statements that accompany said report. Prior to a binding agreement being signed and closed the management of Xanthic will arrange for a reverse split of the common shares of Xanthic on the basis of two shares of existing shares for one share of common.

    7. Xanthic acknowledges being advised that Norwest is in the process of obtaining audited financial statements using the firm of Price Waterhouse in Sao Paulo, Brazil. Xanthic is advised said financial statements will confirm the ownership of the assets as described in this letter. You understand that proceeding with the transaction will require as a condition the approval of the Norwest financial statements by the Board of Directors of Xanthic.

    8. Xanthic acknowledges being advised by the sole shareholder of Norwest that the completed Norwest audit by Price Waterhouse, Sao Paulo, Brazil will be available for inspection within thirty days of the date of this letter of intent.

    If this letter correctly sets forth the representations and understandings of the sole shareholder of Norwest, SA please sign the letter and return to us by mail and fax.

For the Board of Directors
Xanthic Enterprises, Inc.



By    /s/ Mark A. Lilly
  ------------------------------------------
      Mark A. Lilly, President


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Agreed:



  /s/ Elliott Sassoon                                       April 22, 1997
----------------------------------------------------   -----------------------


Elliott Sassoon, sole shareholder, Norwest, S.A.       Dated